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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE


     PolyVision Corporation Adopts Calendar Year End as Reporting Period
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        Long Island City, New York, December 23, 1998 - PolyVision
Corporation (Nasdaq-Amex: PLI) announced today that its Board of Directors has approved the change of its fiscal year from an April 30 year end to December 31 year end, effective with the December 31, 1998 reporting period.

        Joseph A. Menniti, Chief Executive Officer, commented that "this change is more conducive to our customer base, the current fiscal year of the recently-acquired Alliance International Group and other publicly-traded companies in the Education Products and Point of Purchase markets."

        Mr. Menniti further commented that "the integration of Alliance International Group with PolyVision is moving ahead on schedule and we fully expect to realize the projected synergies and overall growth during calendar year 1999 and subsequent years in accordance with our corporate plans."

        PolyVision, headquartered in Long Island City, New York, is a leading manufacturer and supplier of visual communication products for the educational and institutional markets, and point-of-sale display products for the fast food and financial services markets.

        Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.


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